EX-99.77J REVALUATION

Exhibit 77(j)(b) – Restatement of Capital Accounts

For the year ended February 28, 2011, the American Trust Allegiance Fund decreased undistributed net investment income by $13,272 and decreased accumulated net realized loss by $13,272.

For the period ended February 28, 2011, the Niemann Tactical Return Fund decreased net realized gains by $59,086 and decreased undistributed net investment loss by $59,086.

The reclassifications have no effect on net assets or net asset value per share.